Exhibit 99.1

      PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL 2004

St. Louis, MO, April 29, 2004 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended March 31, 2004 of $383.4 million, up 21.9 percent from $314.4 million for the three months ended March 31, 2003. Earnings before equity earnings increased to $16.8 million for the second quarter from $14.1 million last year. Second quarter net earnings were $16.3 million compared to $16.8 million for the same quarter last year, with diluted earnings per share of $.54 compared to $.57 a year ago. As discussed below, Ralcorp’s equity investment in Vail Resorts, Inc., resulted in an after-tax loss of $.5 million in fiscal 2004, compared to after-tax earnings of $2.7 million in fiscal 2003, a change of $.11 per diluted share.

For the six-month periods ended March 31, 2004 and 2003, net sales were $745.9 million and $662.7 million, respectively, an increase of $83.2 million, or 12.6 percent. Earnings before equity earnings improved to $31.8 million from $30.6 million last year. Net earnings for the current year’s first six months were $28.0 million, or $.94 per diluted share, compared to prior year six-month net earnings of $30.1 million, or $1.01 per diluted share.

Ralcorp’s results for the three and six months ended March 31, 2004 included post-acquisition results from the Bakery Chef business and the Concept 2 Bakers business, acquired on December 3, 2003 and February 27, 2004, respectively. Bakery Chef is reported as the Frozen Pancakes, Biscuits & Breads segment and its results are shown and discussed separately below. Concept 2 Bakers (C2B) is being operated as part of Bremner’s in-store bakery (ISB) group within the Cereals, Crackers & Cookies segment. While two-thirds of the increase in six-month net sales came from acquisitions, the remainder was the result of internal growth. For more information, refer to the schedule and segment discussions below.

Although the prices of several ingredients (notably soybean oil, eggs, rice, wheat flour, macadamias, and almonds) have been increasing significantly, much of the effects were mitigated in the first half of the year through hedging, forward purchase contracts, and selling price adjustments. If ingredient and energy costs remain at elevated levels or continue to rise as expected in the second half of the year, some of these mitigating factors may become less effective, resulting in reduced profit margins. Again, refer to the segment discussions below for more details.

Net Sales by Segment	Three Months Ended		Six Months Ended
(in millions)	March 31,		March 31,

	2004	2003	2004	2003

Ralston Foods	$85.2	$76.0	$168.7	$159.9
Bremner	111.9	98.5	211.2	200.1

Cereals, Crackers & Cookies	197.1	174.5	379.9	360.0
Dressings, Syrups, Jellies & Sauces	99.5	105.0	195.1	208.5
Snack Nuts & Candy	45.8	34.9	116.7	94.2
Frozen Pancakes, Biscuits & Breads	41.0	-	54.2	-

Total Net Sales	$383.4	$314.4	$745.9	$662.7

Profit Contribution by Segment	Three Months Ended		Six Months Ended
(in millions)	March 31,		March 31,

	2004	2003	2004	2003

Cereals, Crackers & Cookies	$23.0	$16.5	$42.9	$39.6
Dressings, Syrups, Jellies & Sauces	4.1	1.4	7.0	2.3
Snack Nuts & Candy	3.3	4.0	8.7	13.6
Frozen Pancakes, Biscuits & Breads	4.2	-	6.7	-

Total Segment Profit Contribution	$34.6	$21.9	$65.3	$55.5
Interest expense, net	(3.8)	(.7)	(5.5)	(1.8)
Restructuring charges	(.3)	(4.0)	(.6)	(11.2)
Accelerated depreciation	-	(.3)	(.3)	(2.5)
Litigation settlement income, net	.8	8.9	.8	14.6
Systems upgrades and conversions	(1.7)	(.8)	(2.5)	(.8)
Other unallocated corporate expenses	(3.1)	(2.9)	(7.1)	(6.0)

Earnings before Income Taxes
and Equity Earnings	$26.5	$22.1	$50.1	$47.8

Cereals, Crackers & Cookies
Second quarter net sales for the Cereals, Crackers & Cookies segment increased $22.6 million (13 percent) from last year, with the Bremner cracker and cookie division growing $13.4 million and the Ralston Foods cereal division adding $9.2 million. Bremner’s net sales growth was the result of increased sales to customers of an insolvent competitor, increased co-manufacturing business, the acquired C2B business, and increased sales to existing private label customers. Bake-Line Group, LLC filed a Chapter 7 bankruptcy petition and ceased operations on January 12, 2004. In the second quarter, several customers ordered products from Bremner that had previously been supplied by Bake-Line. Continued growth is expected during the second half of the year as additional products are finalized for former Bake-Line customers. Co-manufacturing sales were higher in the current year, as one-time start-up sales to one customer were partially offset by declining sales to other customers. Less than a fourth of Bremner’s net sales growth came from the acquired C2B business. Excluding C2B sales, Bremner’s ISB cookie sales volume was 14 percent above last year’s volume, and base cookie and cracker volumes were up about 4 percent. The favorable ISB volume comparison was primarily due to improved holiday cookie sales, including the effects of the timing of Valentine’s Day shipments this year versus last year. At Ralston Foods, sales volume of private label ready-to-eat (RTE) cereal grew more than 12 percent from last year’s second quarter, and foodservice volume improved by 20 percent. These gains were partially offset by a 2 percent decline in hot cereal volume, while co-manufacturing business was flat compared to the second quarter of fiscal 2003. Ralston Foods’ growth was driven by significant expansion with existing customers and new product introductions, partially offset by the loss of sales to Fleming Companies, Inc., as a result of its bankruptcy.

Through the first six months of fiscal 2004, net sales for the segment were up 5.5 percent from a year ago, with Bremner and Ralston Foods contributing increases of $11.1 and $8.8 million, respectively. Excluding C2B sales, Bremner’s volume was flat, but net sales improved primarily as a result of a favorable product mix. For Ralston Foods, 8 percent growth in RTE cereal sales volume and a 9 percent increase in foodservice volume were partially offset by a 5 percent decline in hot cereal and a significant first quarter decline in co-manufacturing volume.

The segment’s profit contribution improved 39 percent for the second quarter and 8 percent for the first six months. The second quarter increase is attributable primarily to the higher sales but also to a favorable product mix and the fact that last year’s profit contribution was reduced by a $1.0 charge related to a product recall. Although the higher volumes resulted in production efficiencies, some of the benefits were offset by higher costs of ingredients derived from rice, corn, wheat, and soybean oil, as well as by increased energy and freight costs. As mentioned above, many of these costs are expected to continue to rise in the second half of the year, which could reduce profit margins.

Dressings, Syrups, Jellies & Sauces
Carriage House’s net sales for the three and six months ended March 31, 2004 decreased 5 percent and 6 percent, respectively, compared to the corresponding periods last year. These declines are attributable primarily to the disposal of the ketchup business in November 2002 and the industrial tomato paste business in February 2003. Sales were also reduced as a result of the Fleming bankruptcy and competitive pricing pressures on some product lines. These sales reductions were partially offset by increased business with several customers and price increases on some product lines in an attempt to mitigate escalating costs of certain ingredients.

The segment’s second quarter profit improved to $4.1 million in fiscal 2004 from $1.4 million in fiscal 2003. In the current year, production costs were favorable as a result of recent restructuring and process improvement projects, while fiscal 2003 profit had been hurt by production inefficiencies associated with the partial shutdown of the plant in Streator, IL, and by a $.7 million charge to cover expected losses related to Fleming receivables. Current year cost decreases in peanuts were offset by related selling price declines due to competitive pressures. Costs of other commodities, such as soybean oil, continued to rise but were partially offset by hedge gains and price increases on some products. The segment was also negatively impacted by rising freight and energy costs.

Snack Nuts & Candy
Second quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew 31 percent from last year. Through six months, the segment’s net sales were up 24 percent. This growth came primarily from increased orders from existing top customers for both continuing and new private label items, as well as from a new customer.

Despite higher sales, the segment’s second quarter and six-month profit fell $.7 million (18 percent) and $4.9 million (36 percent), respectively, from the corresponding periods last year. The profit disparity was heightened by significantly reduced peanut costs last year. In the current year, profit was hampered by competitive pricing pressures that reduced margins, as well as unfavorable ingredient and production costs. Higher commodity costs, especially tree nuts such as macadamias, almonds, and pecans, accounted for approximately $4.5 million of the six-month profit decline. In addition, the volume surge coupled with the implementation of new information systems resulted in temporary production inefficiencies and higher inventory storage costs during the first quarter of fiscal 2004.

Frozen Pancakes, Biscuits & Breads
On December 3, 2003, Ralcorp completed the purchase of Bakery Chef, Inc., a leading manufacturer of frozen griddle products (pancakes, waffles, and French toast) and pre-baked biscuits and breads. Ralcorp paid a total of $289.3 million in cash to acquire Bakery Chef, which had net sales of $165 million for the year ended December 31, 2002 and $54.2 million since acquisition. Bakery Chef has contributed $6.7 million of profit since acquisition, including $4.2 million during Ralcorp’s second quarter, net of $1.2 million of amortization of intangibles recorded in purchase accounting. The Bakery Chef business is slightly seasonal, with sales and profit typically lower in the quarter ending in March. In addition, the profit contribution for the three months ended March 31, 2004 was reduced by unfavorable ingredient costs (specifically eggs and soybean oil), as well as production inefficiencies associated with new product start-ups. While Ralcorp has recorded estimated values for property and intangible assets acquired, along with related estimates of depreciation and amortization, the final appraisals and valuations are still in progress. Based on the year-to-date results, updated forecasts, and preliminary values assigned to property and intangibles, Ralcorp still anticipates the acquisition will add $.25 to $.35 to diluted earnings per share on an annual basis ($.20 to $.25 for fiscal 2004).

Interest Expense
Interest expense was $3.8 million and $5.5 million, respectively, for the three and six months ended March 31, 2004, compared to $.7 million and $1.8 million in the corresponding periods of the prior year. The increase is primarily attributable to additional borrowings to fund the Bakery Chef acquisition. Initially, cash for the acquisition was borrowed under the Company’s $275 million revolving credit agreement, but on December 22, 2003, Ralcorp completed a $270 million private placement of Fixed Rate Senior Notes in three tranches with a weighted average interest rate of 4.6 percent. For the second quarter and first half of fiscal 2004, the weighted average interest rate on all of the Company’s outstanding debt was 3.6 percent and 3.2 percent, respectively, compared to 2.3 percent and 2.5 percent a year ago.

On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.2 million and $.5 million in the first half of fiscal 2004 and 2003, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Equity Interest in Vail Resorts, Inc.
Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. However, in the second quarter of fiscal 2004, Vail Resorts recorded a charge related to debt refinancing, resulting in a reported net loss. For the second quarter ended March 31, 2004, Ralcorp’s investment in Vail Resorts resulted in a non-cash pre-tax loss of $.9 million ($.5 million after taxes), compared to pre-tax earnings of $4.1 million ($2.7 million after taxes) for last year’s second quarter, a change of $.11 per diluted share. Through six months, Ralcorp’s after-tax equity losses were $3.8 million and $.5 million for fiscal 2004 and 2003, respectively.

Additional Information
In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

In the second quarter and first half of fiscal 2004, Ralcorp recorded restructuring costs related to the relocation of the ISB cookie production facilities totaling $.3 million (less than $.01 per diluted share) and $.6 million (about $.01 per diluted share), respectively. In the first quarter of fiscal 2004, the Company recorded $.3 million (less than $.01 per diluted share) of accelerated depreciation on ISB assets that were disposed upon completion of the relocation plan.

In the first half of fiscal 2003, Ralcorp recorded restructuring and impairment charges totaling $11.2 million ($.24 per diluted share), primarily related to Carriage House business changes. First, management reduced operations at the Streator, IL facility, transferring production of all product lines except peanut butter to other locations and incurring charges of $1.3 million (including $.4 million in the second quarter). The planned reductions at Streator also resulted in accelerated depreciation of $2.5 million ($.05 per diluted share), including $.3 million (less than $.01 per diluted share) in the second quarter. Second, the ketchup business, including certain equipment, was sold during the first quarter with a net loss of $1.3 million. Third, the tomato paste business, including a production facility located near Williams, CA, was impaired by $5.0 million during the first quarter and sold during the second quarter at an additional loss of $3.5 million. Finally, Ralcorp announced its plans to close its ISB facility in Kent, WA, and the Company recorded $.1 million of expenses related to Kent employee termination benefits in the second quarter.

In the second quarter of fiscal 2004, Ralcorp recorded $.8 million ($.02 per diluted share) income received in settlement of certain claims related to vitamin antitrust litigation. The three and six months ended March 31, 2003 included $8.9 million ($.19 per diluted share) and $14.6 million ($.31 per diluted share) of such income, respectively.

The three and six months ended March 31, 2004 included $1.7 million ($.04 per diluted share) and $2.5 million ($.05 per diluted share) of incremental expenses associated with large-scale information systems upgrades and conversions. These projects began with expenses of $.8 million ($.02 per diluted share) during last year’s second quarter.

See the attached schedules for additional information regarding the Company’s results and financial position.

Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp will not achieve the anticipated benefits of the Bakery Chef acquisition if Bakery Chef’s results of operations decline or actual amounts of intangible values and related amortization differ from Ralcorp’s initial estimates.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2004	2003	2004	2003

Net Sales	$383.4	$314.4	$745.9	$662.7
Cost of products sold	(303.1)	(253.9)	(595.0)	(533.7)

Gross Profit	80.3	60.5	150.9	129.0
Selling, general and administrative expenses	(50.5)	(42.6)	(95.5)	(82.8)
Interest expense, net	(3.8)	(.7)	(5.5)	(1.8)
Restructuring charges	(.3)	(4.0)	(.6)	(11.2)
Litigation settlement income	.8	8.9	.8	14.6

Earnings before Income Taxes
and Equity Earnings	26.5	22.1	50.1	47.8
Income Taxes	(9.7)	(8.0)	(18.3)	(17.2)

Earnings before Equity Earnings	16.8	14.1	31.8	30.6
Equity in (Loss) Earnings of Vail Resorts, Inc.,
Net of Related Deferred Income Taxes	(.5)	2.7	(3.8)	(.5)

Net Earnings	$16.3	$16.8	$28.0	$30.1

Earnings per Share
Basic	$.56	$.58	$.96	$1.02
Diluted	$.54	$.57	$.94	$1.01

Weighted Average Shares Outstanding
Basic	29.1	28.9	29.0	29.4
Diluted	29.9	29.5	29.8	29.9

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,

	2004	2003	2004	2003

Cereals, Crackers & Cookies	$5.9	$6.2	$11.9	$12.1
Dressings, Syrups, Jellies & Sauces	2.1	2.1	4.3	4.2
Snack Nuts & Candy	.6	.6	1.2	1.2
Frozen Pancakes, Biscuits & Breads	2.6	-	3.0	-
Corporate	.5	.4	1.2	2.7

Total	$11.7	$9.3	$21.6	$20.2

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	Mar. 31,	Sep. 30,
	2004	2003

Current Assets	$272.3	$243.9
Noncurrent Assets	857.5	550.4

Total Assets	$1,129.8	$794.3

Current Liabilities	$149.7	$130.7
Long-term Debt	425.8	155.9
Other Noncurrent Liabilities	109.2	95.0
Shareholders' Equity	445.1	412.7

Total Liabilities and Shareholders' Equity	$1,129.8	$794.3